INDEPENDENT FILM DEVELOPMENT CORPORATION

2009 NON-EMPLOYEE DIRECTOR PLAN

1. PURPOSE.

(A) General Purpose. The Plan has been established to advance the interests of the Company by providing for the grant of Awards to Participants. At all times during such periods as the Company qualifies or is intended to qualify as a “business development company” under the 1940 Act, the terms of the Plan shall be construed so as to conform to the stock-based compensation requirements applicable to “business development companies” under the 1940 Act. An Award or related transaction will be deemed to be permitted under the 1940 Act ONLY if permitted by any exemptive or “no-action” relief granted by the Securities and Exchange Commission or its staff.

(B) Eligible Participants. All Non-employee Directors of the Company are eligible to be granted Awards by the Board under the Plan.

2. DEFINITIONS.

(A) “1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

(B) “Award” means an award of Options, Dividend Equivalent Rights or shares of Restricted Stock granted pursuant to the Plan.

(C) “Board” means the Board of Directors of the Company.

(D) “Code” means the Internal Revenue Code of 1986, as amended and in effect, or any successor statute as from time to time in effect. Any reference to a provision of the Code shall be deemed to include a reference to any applicable guidance (as determined by the Board) with respect to such provision.

(E) “Commission” means the Securities and Exchange Commission.

(F) “Committee” means a committee of two or more members of the Board appointed by the Board in accordance with Section 3(C).

(G) “Company” means Independent Film Development Corporation, a Nevada corporation.

 (H) “Continuous Service” means the Participant’s uninterrupted service with the Company as a Non-employee Director.

(I) “Covered Transaction” means any of (i) a consolidation, merger, stock sale or similar transaction or series of related transactions in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, (iii) a dissolution or liquidation of the Company or (iv) following such time as the Company has a class of equity securities listed on a national securities exchange or quoted on an inter dealer quotation system, a change in the membership of the Board for any reason such that the individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Continuing Directors”) cease for any reason to constitute at least a majority of the Board (a “Board Change”); provided, however, that any individual becoming a director after the Effective Date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the Continuing Directors will be considered as though such individual were a Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Board), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

(J) “Dividend Equivalent Rights” has the meaning set forth in Section 10.

(K) “Effective Date” has the meaning set forth in Section 13.

(L) “Employee” means any person employed by the Company.

(M) “Employee Plan” means the 2004 Equity Incentive Plan of the Company as amended and restated from time to time.

(N) “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother in law, father in law, son in law, daughter in law, brother in law, or sister in law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.

(O) “Non-employee Director” means any director of the Company who is not an Employee or officer of the Company.

 (P) “Non statutory Stock Option” means an option granted under the Plan that is not intended to qualify under Section 422 of the Code.

(Q) “Option” means a Non statutory Stock Option granted pursuant to the Plan.

(R) “Participant” means a person to whom an Award is granted pursuant to the Plan.

(S) “Permitted Transferee” means a Family Member of a Participant to whom an Award has been transferred by gift.

(T) “Plan” means this 2006 Non-employee Director Plan, as from time to time amended and in effect.

(U) “Restricted Stock” means an Award of Stock for so long as the Stock remains subject to restrictions requiring that it be forfeited to the Company if specified conditions are not satisfied.

(V) “Securities Act” means the Securities Act of 1933, as amended.

(W) “Stock” means the common stock of the Company, par value $.001 per share.

3. ADMINISTRATION.

(A) Administration By Board. The Board shall administer the Plan unless and until it delegates administration to a Committee, as provided in Section 3(c).

(B) Powers of Board. The Board shall have the power, subject to the express provisions of the Plan and applicable law:

To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted and documented; what type or combination of types of Awards shall be granted; the provisions of each Award granted, including the time or times when a person shall be permitted to exercise an Award; and the number of shares of Stock with respect to which an Award shall be granted to each such person.

To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award documentation, in such manner and to such extent as it shall deem necessary or expedient to make the Plan fully effective.

To amend the Plan or an Award as provided in Section 11.

To terminate or suspend the Plan as provided in Section 12.

Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(C) Delegation to Committee. The Board may delegate administration of the Plan to a Committee or Committees of two (2) or more members of the Board, and the term “Committee” shall apply to any persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board, other than the Board reference at the end of this sentence and the Board references in the last sentence of this subsection (c), shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(D) Effect of Board’s Decision. Determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4. SHARES SUBJECT TO THE PLAN; CERTAIN LIMITS.

(A) Share Reserve. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to any Awards is one million (1,000,000) shares.

(B) Reversion of Shares to the Share Reserve. If any Award shall for any reason expire or otherwise terminate, in whole or in part, the shares of Stock not acquired under such Award shall revert to and again become available for issuance under the Plan.

(C) Source of Shares. The shares of Stock subject to the Plan may be unissued treasury shares or reacquired shares bought on the market or otherwise.

(D) Limits on Individual Grants. The maximum number of shares of Stock for which any Non-employee Director may be granted Awards in any calendar year is forty thousand (40,000) shares.

(E) Limits on Grants of Restricted Stock. The combined maximum amount of Restricted Stock that may be issued under the Plan and the Employee Plan will be 10% of the outstanding shares of Stock on the effective date of the plans plus 10% of the number of shares of Stock issued or delivered by the Company (other than pursuant to compensation plans) during the term of the plans. No one person shall be granted Awards of Restricted Stock relating to more than 25% of the shares available for issuance under this Plan.

(F) No Grants in Contravention of 1940 Act. No Award may be granted under the Plan if the grant of such Award would cause the Company to violate Section 61(a)(3) of the 1940 Act, and, if otherwise approved for grant, shall be void and of no effect. The grants of Awards under the Plan will be automatic and will not be changed without Commission approval.

(G) Limits on Number of Awards. The amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options and rights, together with any Restricted Stock issued pursuant to this Plan and the Employee Plan, at the time of issuance shall not exceed 25% of the outstanding voting securities of the Company, except that if the amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options, and rights issued to the Company’s directors, officers, and employees, together with any Restricted Stock issued pursuant to this Plan and the Employee Plan, would exceed 15% of the outstanding voting securities of the Company, then the total amount of voting securities that would result from the exercise of all outstanding warrants, options, and rights, together with any Restricted Stock issued pursuant to this Plan and the Employee Plan, at the time of issuance shall not exceed 20% of the outstanding voting securities of the Company.

(H) Transferability. An Award shall not be transferable, except by will or by the laws of descent and distribution, or, to the extent provided by the Board, by gift to a Permitted Transferee, and an Award that is nontransferable except at death shall be exercisable during the lifetime of the Participant only by the Participant.

5. ELIGIBILITY.

Awards may be granted to the Non-employee Directors; provided, however, that grants of Awards to Non-employee Directors must be approved by order of the Commission under the 1940 Act.

6. OPTION PROVISIONS.

Each Option shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated by the Board as Non statutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Stock purchased on exercise of each Option. Each Option granted under the Plan shall provide that such option will not be treated as an “incentive stock option,” as that term is defined in Section 422(b) of the Code. No Option may be exercised prior to the date that stockholders of the Company approve the Plan. The provisions of separate Options need not be identical, but, to the extent relevant, each Option shall include (through incorporation by reference or otherwise) the substance of each of the following provisions:

(A) Initial Grant. Each individual elected to the Board as a Non-employee Director after the Effective Date shall automatically be granted Options to purchase 10,000 shares of Stock (as adjusted pursuant to Section 9 hereof) upon initial election to such position. The Options shall vest as to one-half (1/2) of the Stock on the first anniversary of such grant and as to an additional one-half (1/2) of the Stock on the second anniversary of such grant so that vesting for one hundred percent (100%) of the Stock shall occur two (2) years after the date of grant; provided, that the Participant remains in service on such dates.

 (B) Periodic Grants. Each Non-employee Director shall automatically be granted Options to purchase 15,000 shares of Stock (as adjusted pursuant to Section 9 hereof) on the date of such Non-employee Director’s re-election to the Board of Directors. Such Options will be granted to each Non-employee Director on the date of the Company’s Annual Meeting of Stockholders (or such other date as determined by the Board in the event that an Annual Meeting of Stockholders is not held by the Company) and the Options shall vest as to one-third (1/3) of the Stock on the anniversary of such grant over three years. Non-employee Directors who hold office on the Effective Date (as such term is defined in Section 13) will each receive a grant of Options for a number of shares of stock equal to the product of (x) the number of years remaining in their then-current term divided by three (3), and (y) 15,000. The Options for such grant shall vest as to 5,000 shares on each anniversary of the grant over the remainder of such Non-employee Director’s term in office.

(C) Term. No Option shall be exercisable after the expiration of ten (10) years from the date on which it was granted.

(D) Exercise Price of an Option. The exercise price of each Option shall not be less than the closing price of the Common Stock traded on the market or last trade quote on the date of grant (the “Current Market Value”), or if no Current Market Value exists, the current net asset value of, the Stock subject to the Option as determined in good faith by the Board on the date the Option is granted.

(E) Consideration. The purchase price for Stock acquired pursuant to an Option shall be paid in full at the time of exercise either (i) in cash, (ii) through a broker-assisted exercise program acceptable to the Board, (iii) by such other means of payment as may be acceptable to the Board, or (iv) in any combination of the foregoing permitted forms of payment.

(F) Termination of Continuous Service. Unless the Board expressly provides otherwise, immediately upon the cessation of a Participant’s Continuous Service that portion, if any, of any Option held by the Participant or the Participant’s Permitted Transferee that is not then exercisable will terminate and the balance will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Option could have been exercised without regard to this Section 6(g), and will thereupon terminate subject to the following provisions (which shall apply unless the Board expressly provides otherwise):

if a Participant’s Continuous Service ceases by reason of death, or if a Participant dies following the cessation of his or her Continuous Service but while any portion of any Option then held by the Participant or the Participant’s Permitted Transferee is still exercisable, the then exercisable portion, if any, of all Options held by the Participant or the Participant’s Permitted Transferee immediately prior to the Participant’s death will remain exercisable for the lesser of (A) the one year period ending with the first anniversary of the Participant’s death or (B) the period ending on the latest date on which such Option could have been exercised without regard to this Section 6(g)(i), and will thereupon terminate; and

if the Board in its sole discretion determines that the cessation of a Participant’s Continuous Service resulted for reasons that cast such discredit on the Participant as to justify immediate termination of his or her Options, all Options then held by the Participant or the Participant’s Permitted Transferee will immediately terminate.

7. RESTRICTED STOCK PROVISIONS.

Each grant of Restricted Stock shall contain such terms and conditions as the Board shall deem appropriate. No Restricted Stock shall be granted prior to the date the stockholders of the Company approve the Plan. To the extent relevant, each grant of Restricted Stock includes (through incorporation by reference or otherwise) the substance of each of the following provisions:

(A) Initial Grant. Each individual elected to the Board as a Non-employee Director after the Effective Date shall automatically be granted 3,333 shares of Restricted Stock (as adjusted pursuant to Section 9 hereof) upon initial election to such position. The forfeiture restrictions for such initial shares of Restricted Stock shall lapse as to one-half (1/2) of the Restricted Stock on the first anniversary of the date of grant and as to an additional one-half (1/2) of the Restricted Stock on the second anniversary of the date of grant so that the forfeiture restrictions for one hundred percent (100%) of the initial grant of Restricted Stock shall lapse two (2) years after the date of grant.

(B) Periodic Grants. Each Non-employee Director shall automatically be granted 5,000 shares of Restricted Stock (as adjusted pursuant to Section 9 hereof) on the date of such Non-employee Director’s re-election to the Board of Directors. Such shares of Restricted Stock will be granted to each Non-employee Director on the date of the Company’s Annual Meeting of Stockholders at which such Non-employee Director is re-elected to the Board (or such other date as determined by the Board in the event that an Annual Meeting of Stockholders is not held by the Company) and the forfeiture restrictions for such shares will lapse as to one-third (1/3) of such shares on the anniversary of such grant over three years. Non-employee Directors who hold office on the date that the Company receives an order from the Commission under Sections 6(c), 57(a)(4) and 57(i) of the 1940 Act and under Rule 17d-1 under the Act permitting the issuance of a number of shares of Restricted Stock will receive on the Effective Date a grant of Restricted Stock equal to the product of (x) the number of years remaining in their then-current term divided by three (3), and (y) 5,000. The forfeiture restrictions for such shares will lapse as to one-third (1/3) of such shares on the anniversary of such grant over three years.

(C) Consideration. Awards of Restricted Stock may be made in exchange for past services or other lawful consideration.

(D) Termination of Continuous Service. Unless the Board expressly provides otherwise, immediately upon the cessation of a Participant’s Continuous Service that portion, if any, of any Restricted Stock held by the Participant that is not then vested will terminate, and the unvested shares will be returned to the Company and will be available to be issued as Awards under this Plan.

8. MISCELLANEOUS.

(A) Acceleration. The Board shall have the power to accelerate the time at which the forfeiture restrictions pertaining to an Award or any portion thereof may lapse, regardless of the tax or other consequences to the Participant or the Participant’s Permitted Transferee resulting from such acceleration.

(B) Stockholder Rights. No Participant or other person shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to an Option unless and until such Option has been delivered to the Participant or other person upon exercise of the Option. Holders of Restricted Stock shall have all the rights of a holder upon issuance of the Restricted Stock Award.

(C) No Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve as a director of, the Company or shall affect the right of the Company to terminate the service of a Non-employee Director pursuant to the Bylaws of the Company and any applicable provisions of the corporate law of the state in which the Company is incorporated.

(D) Legal Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act, the Company may require, as a condition to issuance of the Stock or to the exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

(E) Withholding Obligations. Each issuance of Stock or exercise of an Award granted hereunder shall be subject to the Participant’s having made arrangements satisfactory to the Board for the full and timely satisfaction of all federal, state, local and other tax withholding requirements applicable to such issuance, exercise or exchange. Without limiting the generality of the foregoing, the Participant may satisfy such withholding requirements by tendering a check (acceptable to the Board) for the full amount of such withholding. In the event the Company becomes liable for tax withholding with respect to an Award prior to the date of exercise, the Company may require the Participant to remit the required tax withholding by separate check acceptable to the Company or may make such other arrangements (including withholding from other payments to the Participant) for the satisfaction of such withholding as it determines.

9. ADJUSTMENTS UPON CHANGES IN STOCK.

(A) Capitalization Adjustments. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Board will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan, to the maximum per-participant share limit described in Section 4(d) and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. To the extent consistent with the performance-based compensation rules of Section 62(m) of the Code, where applicable, the Board may also make adjustments of the type described in the preceding sentence to take into account distributions to stockholders other than those provided for in such sentence, or any other event, if the Board determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards granted hereunder; provided, however, that the exercise price of Awards granted under the Plan will not be adjusted unless the Company receives an exemptive order from the Commission or written confirmation from the staff of the Commission that the Company may do so.

(B) Covered Transaction. Except as otherwise provided in an Award, in the event of a Covered Transaction in which there is an acquiring or surviving entity, the Board may provide for the assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as the Board determines. In the absence of such an assumption or if there is no substitution, except as otherwise provided in the Award, each Award will become fully vested or exercisable prior to the Covered Transaction on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Board, to participate as a stockholder in the Covered Transaction, and the Award will terminate upon consummation of the Covered Transaction.

10. DIVIDEND EQUIVALENT RIGHTS.

The Board may provide for the payment of amounts in lieu of cash dividends or other cash distributions (“Dividend Equivalent Rights”) with respect to Stock subject to an Award; provided, however, that grants of Dividend Equivalent Rights must be approved by order of the Commission. The Board may impose such terms, restrictions and conditions on Dividend Equivalent Rights, including the date such rights will terminate, as it deems appropriate, and may terminate, amend or suspend such Dividend Equivalent Rights at any time without the consent of the Participant or Participants to whom such Dividend Equivalent Rights have been granted, if any.

11. AMENDMENT OF THE PLAN AND AWARDS.

The Board may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Board may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Board expressly reserved the right to do so at the time of the grant of the Award.

12. TERMINATION OR SUSPENSION OF THE PLAN.

(A) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is initially adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(B) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Awards granted while the Plan is in effect except with the written consent of the Participant.

13. EFFECTIVE DATE OF PLAN.

The Plan shall become effective when the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board; provided, however, that the Plan shall not be effective (i) with respect to awards of Options unless the Company has received an order of the Commission under Section 61(a)(3)(B) of the Act permitting such grants; and (ii) with respect to awards of Restricted Stock unless the Company has received an order of the Commission under Sections 6(c), 57(a)(4), and 57(i) of the 1940 Act and Rule 17d-1 under the Act and (iii) the Plan shall not be effective with respect to awards of Dividend Equivalent Rights unless the Company has received an order of the Securities and Exchange Commission that permits such Award or grant (the “Effective Date”).

14. 1940 ACT.

No provision of this Plan shall contravene any portion of the 1940 Act, and in the event of any conflict between the provisions of the Plan or any Award and the 1940 Act, the applicable Section of the 1940 Act shall control and all Awards under the Plan shall be so modified. All Participants holding such modified Awards shall be notified of the change to their Awards and such change shall be binding on such Participants.

15. SEVERABILITY.

If any provision of this Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify this Plan or any Award under any applicable law, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of this Plan and any such Award shall remain in full force and effect.